Wednesday September 20, 7:46 am Eastern Time

PRESS RELEASE

E-NEW MEDIA INCREASES STAKE IN BRILLIANT DIGITAL ENTERTAINMENT AND EXPANDS OWNERSHIP TO 11 PERCENT

FIVE MILLION DOLLAR INVESTMENT REAFFIRMS COMMITMENT TO COMPANY AND ITS B3D TECHNOLOGY

LOS ANGELES--(BUSINESS WIRE)--Sept. 20, 2000-- Brilliant Digital Entertainment Inc. (AMEX:BDE - NEWS), the pioneering entertainment content provider and technology developer for the converging Internet and television markets, announced today that Hong Kong-based e-New Media Digital Entertainment Ltd., a wholly owned subsidiary of e-New Media Company Limited (Stock Code: HK0128) has made an investment in the company of nearly five million dollars.

This investment is in addition to the nine million dollars already committed by e-New Media to purchase five percent of the company and for the distribution rights to selected content in Asia and an alpha level b3d tools technology license for the joint venture content production studio, e-Brilliant, pte., that opened in Singapore earlier this month.

"The investment in Brilliant by e-New Media is a sign of our support for the company, its business strategy, and its b3d software tool suite. The joint venture studio in Singapore is being well received in Asia," stated Samuel Chee, Chairman of e-New Media Company Limited. "We are committed to expanding our partnership with Brilliant Digital, and we desire to participate in the ongoing growth and development of BDE and its technology."

In the transaction, e-New Media purchased 1,130,000 shares of Brilliant Digital Common Stock for $4,837,500, which gives e-New Media approximately 11 percent ownership in Brilliant Digital. The funds will be used by Brilliant Digital's management for general business purposes in the continuing execution of the company's business strategy.

"e-New Media is a great partner and friend to Brilliant, and they are actively and aggressively pursuing business opportunities in Asia based around the b3d animation standards. We are extremely pleased that they have decided to make an additional commitment to the company," stated Mark Dyne, CEO of Brilliant Digital Entertainment. "We believe that their investment is a validation of our business, and its future potential."

About Brilliant Digital Entertainment and b3d

Brilliant Digital Entertainment (AMEX:BDE - NEWS) is a leading entertainment content producer, technology developer and tools provider with an established library of episodic serial content created for the Internet. These 3D digitally animated interactive series feature popular television, comic book, and motion picture characters that include Superman, Xena, KISS, Popeye and Ace Ventura. Developed using Brilliant's proprietary suite of b3d software tools, the full-screen productions have smaller files for faster downloads. Content is distributed broadly via Internet syndication to partners including Yahoo, Warner Brothers On-line, Roadrunner, @Home and VH1.com. Find out more at HTTP://WWW.BRILLIANTDIGITAL.COM.

Brilliant's b3d studio is a suite of authoring tools that enables the creation and presentation of interactive streaming 3-D Web content. These tools were developed to meet the production needs of studios, production houses, Web content suppliers, advertising agencies, e-commerce companies and educational institutions to produce 3-D animation for both Internet and television distribution. For information visit HTTP://WWW.B3D.COM.

Information About Forward Looking Statements

Statements in this news release that relate to (i)the demand for Web based 3D animation, (ii) the establishment of production and technology alliances with animation technology and Internet groups and (iii) the anticipated benefits of Brilliant's business strategy and (iv) other projections or events are forward-looking statements within the meaning of Section 27A of the Securities Act of l933, as amended, and Section 21E of the Securities Act of l934, as amended. Actual results may differ materially due to a variety of factors, including those factors set forth in Brilliant's most recently filed Form l0-KSB report and l0-QSB report which are available from Brilliant Digital Entertainment's Investor Relations department and may be obtained by calling or writing to Mary Lou Hotsko, our Vice President of Marketing & Communications, at 818/615-1501.

____________________

CONTACT:

     Brilliant Digital Entertainment
     Mary Lou Hotsko, 818/615-1501
                      MHOTSKO@BDE3D.COM